Exhibit 10.18

DEVELOPER ECONOMIC DEVELOPMENT GRANT AGREEMENT

THIS DEVELOPER ECONOMIC DEVELOPMENT GRANT AGREEMENT (this “Agreement”) is made as of this 2nd day of August, 2007 (the “Effective Date”) among and between the CITY OF WINDCREST, TEXAS, a Texas general law municipality (“City”), the WINDCREST ECONOMIC DEVELOPMENT CORPORATION, a Section 4B corporation created pursuant to the authority of the Development Corporation Act of 1979, as amended (“Windcrest EDC”), and the WINDCREST ECONOMIC DEVELOPMENT COMPANY, LLC, a Texas limited liability company (the “Developer”). The City, Windcrest EDC and Developer may be referred to herein from time to time as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties have entered into that certain Walzem Road Redevelopment Project Master Economic Incentives Agreement of even date herewith (the “Master Agreement”) with the City of San Antonio, Texas, a Texas home rule municipality (“City of San Antonio”), Bexar County, Texas, a political subdivision of the State of Texas (the “County”), and Rackspace US, Inc., a Texas corporation (“Rackspace”), in order to induce Rackspace to relocate its corporate headquarters to a facility on Walzem Road and to redevelop the Walzem Road corridor; and

WHEREAS, the redevelopment of the Walzem Road corridor is intended to promote new or expanded business development through certain projects meeting the criteria of the Development Corporation Act of 1979, as amended, Texas Revised Civil Statutes Annotated, Article 5190.6 (the “EDC Act”); and

WHEREAS, pursuant to the Master Agreement, Windcrest EDC and/or the Developer will acquire title to certain land in the area around U.S. Interstate Highway 35 and Walzem Road as part of the Walzem Road corridor, such land to include the Eisenhauer Development Tract; and

WHEREAS, pursuant to Section 4.2 of the Master Agreement and that certain Development Agreement for Eisenhauer Development Project dated of even date herewith (the “Development Agreement”), the Developer will use its best efforts to develop the Eisenhauer Development Tract into a mixed use project incorporating a live, work and play concept; and

WHEREAS, the parties to the Master Agreement recognize that the development of certain portions of the Eisenhauer Development Tract may require additional incentives from the City of Windcrest and/or Windcrest EDC; and

WHEREAS, the City is authorized by the provisions of Article III, Section 52-a of the Texas Constitution and Section 380.001 of the Texas Local Government Code (the “Code”) to provide grants of public money to promote local economic development and to stimulate business and commercial activity in the City; and

WHEREAS, pursuant to Section 4.4 of the Master Agreement, the Parties have agreed to enter into this Agreement; and

WHEREAS, on the Effective Date, the commitments contained in this Agreement shall become legally binding obligations of the Parties.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and payments herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Wherever used in this Agreement, the following terms shall have the meanings ascribed to them:

“City Council” means the City Council of the City of Windcrest, Texas.

“Event of Bankruptcy or Insolvency” shall mean the dissolution or termination of Developer’s existence as a going business, insolvency, appointment of receiver for any significant part of Developer’s property and such appointment is not terminated within ninety (90) days after such appointment is initially made, any general assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Developer and such proceeding is not dismissed within ninety (90) days after the filing thereof.

“Governmental Authority” means any Federal, State, or local governmental entity having jurisdiction.

“Governmental Rule” means any applicable law, rule or regulation of a Governmental Authority.

“Grant(s)” shall have the meaning ascribed to it in Section 5.2.

“Grant Funds” shall have the meaning ascribed to it in Section 5.1.

“Infrastructure” shall mean public infrastructure, public works or public improvements, including streets, sidewalks, curbs, gutters, parks, open spaces, drainage, improvements, utilities and the soft costs associated therewith such as engineering, architectural, planning, permits, fees and the master land plan (including the development of any necessary smart codes or changes to City ordinances) made on or for the benefit of the Annexed Area.

1.2 Other Defined Terms. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Master Agreement.

ARTICLE II

GENERAL PROVISIONS

2.1 Recitals. The recitals to this Agreement and the Master Agreement are incorporated herein for all purposes.

2.2 Purpose. The specific purpose of this Agreement is to grant economic benefits to the Developer as necessary to induce the Developer to undertake certain improvements in the Eisenhauer Development Tract. This action will be a significant contribution toward a broader purpose to stimulate and encourage business and commercial activity in the City, to create more job opportunities, build the sales and property tax base and promote a partnership relationship with the private sector businesses that will bring additional employment projects into the City.

2.3 Term. The term of this Agreement shall begin on the Effective Date and end on December 31, 2010 (the “Expiration Date”), unless sooner terminated as provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations of Developer. The Developer hereby makes the following representations, warranties and covenants to City as of the Effective Date unless another date is expressly stated to apply:

(a)	Existence. The Developer is a limited liability company created and validly existing under the laws of the State of Texas.

(b)	Authorization. The execution, delivery and performance by the Developer of this Agreement has been duly authorized by all necessary action and will not violate the organizational documents of the Developer or result in the breach of or constitute a default under any loan or credit agreement, or other material agreement to which the Developer is a party or by which the Developer or its material assets may be bound or affected. The execution of this Agreement by the Developer does not require any consent or approval that has not been obtained, including without limitation the consent or approval of any Governmental Authority.

(c)	Enforceable Obligations. Assuming due authorization, execution and delivery by each signatory Party hereto and thereto, this Agreement, all documents executed by the Developer pursuant hereto and all obligations of the Developer hereunder and thereunder are enforceable against the Developer in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(d)	No Legal Bar. To the extent of our knowledge, the execution and delivery of this Agreement and the performance of its obligations hereunder by the Developer will not conflict with any provision of any law, regulation or Governmental Rules to which the Developer is subject or conflict with, or result in a breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Developer is a party or by which it is bound or any order or decree applicable to the Developer.

(e)	Litigation. There are no legal actions or proceedings pending or, to the knowledge of the Developer, threatened against the Developer which, if adversely determined, would materially and adversely affect the ability of the Developer to fulfill its obligations under this Agreement or the financial condition, business or prospects of the Developer.

(f)	Documents. All documents made available by the Developer to City are true, correct and complete copies of the instruments which they purport to be and accurately depict the subject matter addressed therein.

(g)	Knowledge. The Developer has no knowledge of any facts or circumstances which presently evidence, or with the passage of time would evidence, that any of the representations made by the Developer under this Agreement are in any way inaccurate, incomplete or misleading.

3.2 Representations of City. City hereby makes the following representations, warranties and covenants to the Developer as of the Effective Date unless another date is expressly stated to apply:

(a)	Existence. City is a general law municipality of the State of Texas, situated in the County.

(b)	Power and Authority. Pursuant to Chapter 380 of the Code, City has all requisite corporate power and authority to enter into this Agreement and perform all of its obligations hereunder. The execution and performance by City of this Agreement has been duly authorized and does not require the consent or approval of any other person which has not been obtained, including, without limitation, any Governmental Authority.

(c)	No Legal Bar. To the extent of our knowledge, the execution and performance by City of this Agreement does not and will not violate any provisions of any contract, agreement, instrument or Governmental Rule to which City is a party or is subject.

(d)	Litigation. There are no legal actions or proceedings pending known to City which, if adversely determined, would materially and adversely affect the ability of City to fulfill its obligations under this Agreement.

(e)	Enforceable Obligations. Assuming (i) due authorization, execution and delivery by each Party hereto and thereto, (ii) the enforceability of the Agreement and the actions of City authorized by the Code, this Agreement, each document executed by the City pursuant hereto and all obligations of the City hereunder and thereunder are enforceable against the City in accordance with their terms.

ARTICLE IV

CONDITIONS TO GRANTS

4.1 Conditions. The obligation for City to pay any and all of the Grants hereunder shall be conditioned upon compliance with and satisfaction of each of the conditions set forth below:

(a)	Performance. Payment of any Grant hereunder shall not occur until after the Developer has satisfied the conditions precedent of Section 4.4 of the Master Agreement to release the Grant Funds and either (i) contracted for construction of a portion of the Infrastructure and has presented such contract to the City and presented a draw under such contract for payment together with invoices for the work performed, (ii) provided the City with a letter of credit satisfactory to the City in the amount of the contract, or (iii) constructed or paid for the construction of a portion of the Infrastructure and has submitted a request to the City for reimbursement of the associated costs together with invoices for the work performed and proof of payment.

(b)	Racker Road Retention. The City shall escrow such portion of the Grant Funds as necessary to insure the construction of the Developer’s portion of Racker Road if neither TxDOT nor the MPO construct Racker Road according to Article 5 of the Master Agreement or the Developer has not provided a letter of credit acceptable to the City to secure the completion of Racker Road.

(c)	Prohibition on Default. The Developer shall not receive any Grants during an uncured breach or default by the Developer of this Agreement or the Development Agreement.

ARTICLE V

ECONOMIC DEVELOPMENT GRANTS

5.1 Grant Funds. The City shall set aside the amount of five million dollars ($5,000,000) from the amount it receives from Rackspace as prepaid lease payments pursuant to Section 3.1 of the Master Agreement in a separate account in order to fund the Grants (the “Grant Funds”). The Grant Funds shall be invested in eligible investments for the City as provided in Section 4.4 of the Master Agreement. All earnings from such investments will be added to the Grant Funds.

5.2 Grants. Subject to the conditions in Article IV and Section 5.5 and the Developer’s continued fulfillment of all the terms of this Agreement and the Development Agreement, City agrees to provide the Developer with up to as many economic development grants (“Grants”) as necessary to pay for the Infrastructure until all Grant Funds have been expended. Grants shall be paid as necessary to facilitate a contract for a portion of the Infrastructure or within thirty (30) days of submission of a reimbursement request from the Developer.

5.3 Limit of Obligation. The Grants made hereunder shall be paid solely from the $5,000,000 set aside by the City pursuant to Section 5.1 above. Under no circumstances shall the City’s obligations hereunder be deemed to create any debt within the meaning of any constitutional or statutory provision. Further, the City shall not be obligated to pay any commercial bank, lender or similar institution for any loan or credit agreement made by Developer. The Developer may pledge payments it is to receive hereunder to a commercial bank, lender or similar institution to help finance the project provided that they may not seek recovery against the City until an amount is due hereunder and then only in that amount. The City and the Developer will work together to structure such pledge so that it is acceptable to the Developer’s lender.

5.4 Conveyance to the City. Upon completion of construction of any Infrastructure paid in whole or part from Grant Funds, such Infrastructure must be conveyed to the City under terms and conditions acceptable to the City or shall be burdened with a public access easement acceptable to the City such that it is always available to the public.

5.5 Racker Road. The City will attempt to cause TxDOT or the MPO to fund Racker Road. In the event the City is not able to accomplish this, a portion of the Grant Funds will be used to complete Racker Road from the southern boundary of the Leased Property adjoining the existing Mall Loop Road to Eisenhauer Road. Once designed, the Developer will obtain an estimate of the cost of constructing this portion of Racker Road from its engineer and will deliver a copy to the City. The City will retain Grant Funds in an amount sufficient to complete Racker Road until the City has determined to use such funds itself to complete Racker Road as provided in Section 4.4 of the Master Agreement, or such time as the Developer has either (i) entered into a contact for the construction of this portion of Racker Road and the grant is being made for the construction of Racker Road or (ii) the Developer has provided a letter of credit acceptable to the City to insure the construction of Racker Road.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement shall terminate upon the occurrence of anyone or more of the following:

(a)	the Expiration Date;

(b)	the execution by all Parties of a written agreement terminating this Agreement;

(c)	at the option of a Party in the event the other Party breaches any of the terms or conditions of this Agreement and such breach is not cured within thirty (30) days after written notice thereof;

(d)	at the option of a Party in the event the other Party breaches a representation in either Section 3.1 or 3.2 herein;

(e)	at the option of City, if the Developer suffers an Event of Bankruptcy or Insolvency; or

(f)	any subsequent Federal or State legislation or any decision by a court of competent jurisdiction declares or renders this Agreement invalid, illegal or unenforceable.

6.2 Repayment of the Grant(s). In the event the Agreement is terminated pursuant to Sections 6.1 (c), (d) or (e) if the Developer is the breaching party, then the Developer shall immediately refund to the City an amount equal to the sum of all Grants paid by the City to the Developer immediately proceeding the date of such termination, less the value to the City of Windcrest of all Infrastructure previously conveyed to the City of Windcrest and paid for with Grant Funds, plus interest at the rate periodically announced by the Wall Street Journal as the prime or base commercial lending rate, or if the Wall Street Journal shall ever cease to exist or cease to announce a prime or base lending rate, then at the annual rate of interest from time to time announced by Citibank, N.A. (or by any other New York money center bank selected by the City) as its prime or base commercial lending rate, from the date of termination until paid, less the value of any Public Improvements previously funded by the Grant Funds and conveyed to the City.

ARTICLE VII

INDEMNIFICATION, ATTORNEYS FEES, & OTHER REMEDIES

7.1 THE DEVELOPER COVENANTS AND AGREES TO FULLY INDEMNIFY AND HOLD HARMLESS THE CITY AND THE ELECTED OFFICIALS, EMPLOYEES, OFFICERS, DIRECTORS, VOLUNTEERS AND REPRESENTATIVES OF THE CITY, INDIVIDUALLY OR COLLECTIVELY, FROM AND AGAINST ANY AND ALL COSTS,

CLAIMS, LIENS, DAMAGES, LOSSES, EXPENSES, FEES, FINES, PENALTIES, PROCEEDINGS, ACTIONS, DEMANDS, CAUSES OF ACTION, LIABILITY AND SUITS OF ANY KIND AND NATURE, INCLUDING BUT NOT LIMITED TO, PERSONAL OR BODILY INJURY, DEATH AND PROPERTY DAMAGE, MADE UPON THE CITY, DIRECTLY OR INDIRECTLY ARISING OUT OF, RESULTING FROM OR RELATED TO THE DEVELOPER’S ACTIVITIES UNDER THIS CONTRACT, INCLUDING ANY ACTS OR OMISSIONS OF THE DEVELOPER, ANY AGENT, OFFICER, DIRECTOR, REPRESENTATIVE, EMPLOYEE, CONSULTANT, CONTRACTOR OR SUBCONTRACTOR OF THE DEVELOPER, AND THEIR RESPECTIVE OFFICERS, AGENTS, EMPLOYEES, DIRECTORS AND REPRESENTATIVES WHILE IN THE EXERCISE OR PERFORMANCE OF THE RIGHTS OR DUTIES UNDER THIS CONTRACT, ALL WITHOUT, HOWEVER, WAIVING ANY GOVERNMENTAL IMMUNITY AVAILABLE TO THE CITY UNDER TEXAS LAW AND WITHOUT WAIVING ANY DEFENSES OF THE PARTIES UNDER TEXAS LAW. THE PROVISIONS OF THIS INDEMNIFICATION ARE SOLELY FOR THE BENEFIT OF THE CITY AND NOT INTENDED TO CREATE OR GRANT ANY RIGHTS, CONTRACTUAL OR OTHERWISE, TO ANY OTHER PERSON OR ENTITY. THE DEVELOPER SHALL PROMPTLY ADVISE THE CITY IN WRITING OF ANY CLAIM OR DEMAND AGAINST THE CITY OR THE DEVELOPER KNOWN TO THE DEVELOPER RELATED TO OR ARISING OUT OF THE DEVELOPER’S ACTIVITIES UNDER THIS AGREEMENT AND SHALL SEE TO THE INVESTIGATION AND DEFENSE OF SUCH CLAIM OR DEMAND AT THE DEVELOPER’S COST. THE CITY SHALL HAVE THE RIGHT, AT ITS OPTION AND AT ITS OWN EXPENSE, TO PARTICIPATE IN SUCH DEFENSE WITHOUT RELIEVING THE DEVELOPER OF ANY OF ITS OBLIGATIONS UNDER THIS PARAGRAPH.

7.2 THE DEVELOPER FURTHER AGREES TO DEFEND, AT ITS OWN EXPENSE AND ON BEHALF OF THE CITY AND IN THE NAME OF THE CITY, ANY CLAIM OR LITIGATION BROUGHT AGAINST THE CITY AND ITS ELECTED OFFICIALS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES, IN CONNECTION WITH ANY SUCH INJURY, DEATH, OR DAMAGE FOR WHICH THIS INDEMNITY SHALL APPLY, AS SET FORTH ABOVE. THE DEVELOPER’S OBLIGATIONS UNDER THIS ARTICLE VII SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

7.3 Independent Contractor. It is expressly understood and agreed that the Developer is and shall be deemed to be an independent contractor and operator responsible to the City for its respective acts or omissions and that the City shall in no way be responsible therefore.

7.4 Attorney Fees and Expenses. In the event that a Party should default under any of the provisions of this Agreement and the non-defaulting Party should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement herein contained, the defaulting Party agrees to pay to the non-defaulting Party reasonable fees of such attorneys and such other expenses so incurred.

7.5 Non Waiver of Remedies. No remedy herein conferred upon or reserved herein is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.

7.6 Waiver of Consequential Damages. The Parties waive all present and future claims for consequential damages arising from or related to this Agreement, and such waiver shall survive any termination of this Agreement.

7.7 Release of Existing Claims. Each Party hereby releases any and all presently existing claims of every kind or character which it has or may have under or pursuant to this Agreement or the Master Agreement, including those against its appointed or elected officials, members, agents, employees, officers, directors and representatives, individually and collectively.

ARTICLE VIII

MISCELLANEOUS

8.1 Binding Agreement; Assignment. The terms and conditions of this Agreement are binding upon the successors and permitted assigns of the Parties hereto. This Agreement may not be assigned by the Developer without the prior written consent of the City.

8.2 Limitation on Liability. It is understood and agreed among the parties that the Developer and the City, in satisfying the conditions of this Agreement, have acted independently, and assume no responsibilities or liabilities to third parties in connection with these actions.

8.3 No Joint Venture. It is acknowledged and agreed by the Parties that the terms hereof are not intended to and shall not be deemed to create a partnership or joint venture among the Parties.

8.4 Notice. Any notice required or permitted to be delivered hereunder shall be deemed received (i) three (3) days after deposit into the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the Party at the address set forth below or (ii) on the day actually received if sent by courier or otherwise hand delivered.

Developer	Windcrest Economic Development Company, LLC
910 Harding Street
Lafayette, LA 70503
Attn: Jeremy A. Hebert

With a copy to:	Gary Cain
24165 IH 10 West, Suite 217125
San Antonio, Texas 78257

City	City of Winderest, Texas
8601 Midcrown Drive
San Antonio, Texas 78239
Attn: Ronnie Cain

With a copy to:	Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Attn: James P. Plummer

8.5 Conflict. If there is any conflict between this Agreement and the Master Agreement, the terms of this Agreement shall control.

8.6 Governing Law. This Agreement shall be governed by the laws of the State of Texas; and venue for any action concerning this Agreement shall be exclusively in the State District Court of Bexar County, Texas. The Parties agree to submit to the jurisdiction of said courts.

8.7 Amendment. This Agreement may only be amended by a written agreement executed by the Parties.

8.8 Legal Construction. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect other provisions, and it is the intention of the Parties to this Agreement that in lieu of each provision that is found to be illegal, invalid, or unenforceable, a provision shall be added to this Agreement which is legal, valid and enforceable and is as similar in terms as possible to the provision found to be illegal, invalid or unenforceable.

8.9 Captions. All descriptive headings and captions herein are inserted for convenience only and shall not be considered in interpreting or construing this Agreement.

8.10 Exhibits. The exhibits to this Agreement are incorporated herein by reference for all purposes wherever reference is made to the same.

8.11 Survival of Covenants. Any of the representations, warranties, covenants, and obligations of the Parties, as well as any rights and benefits of the Parties, pertaining to a period of time following the termination of this Agreement (specifically including Section 5.5 of this Agreement) shall survive termination.

8.12 Counterparts. This Agreement may be executed in counterparts. Each of the counterparts shall be deemed an original instrument, but all of the counterparts shall constitute one and the same instrument.

[Signatures and acknowledgments of Parties on following pages]

EXECUTED in duplicate originals as of the Effective Date.

CITY OF WINDCREST, TEXAS

By:	/s/ Ronnie Cain
Ronnie Cain,
City Administrator

Approved as to Form:

/s/ James P. Plummer
James P. Plummer, Special City Attorney

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

This instrument was acknowledged before me on the 2nd day of August, 2007, by Ronnie Cain, the City Administrator of the City of Windcrest, Texas on behalf of Said City.

/s/ Aida Ann Albiar
Notary Public, State of Texas

My Commission Expires: ___________________	[SEAL]

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EXECUTED in duplicate originals as of the Effective Date.

WINDCREST ECONOMIC DEVELOPMENT COMPANY, LLC

By:	/s/ Jeremy A. Hebert
Jeremy A. Hebert,
Duly Authorized Representative

ACKNOWLEDGMENT

STATE OF LOUISIANA	§
§
PARISH OF LAFAYETTE	§

This instrument was acknowledged before me on the 1st day of August, 2007, by Jeremy A. Hebert, the Duly Authorized Representative of Windcrest Economic Development Company, LLC., a Texas limited liability company, on behalf of said limited liability company.

/s/ Adam A. Abdalla
Notary Public, State of Louisiana
Adam A. Abdalla
Bar Roll Number 30370
Notary Public, State of Louisiana

My Commission Expires: At Death

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